Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Rodney Carter, Senior Vice President and Chief Financial Officer Phone: (858) 202-7848

PETCO To Delay Filing of Form 10-K

SAN DIEGO — April 15, 2005 — PETCO Animal Supplies, Inc. (NASDAQ: PETC) today announced that it is filing a Form 12b-25 with the Securities and Exchange Commission for a 15-day extension-filing deadline for its Annual Report on Form 10-K for the year ended January 29, 2005.

On April 1, 2005, subsequent to its announcement of unaudited results for the fourth quarter and full fiscal year 2004, PETCO discovered within its Distribution Operation instances of errors in which certain expenses were under-accrued. Immediately upon identification of these errors within the Distribution Operation, PETCO took action to strengthen its internal controls, including policies, responsibilities and practices.

PETCO is reviewing changes to its financial results for the fourth quarter and full fiscal 2004 ended January 29, 2005, and is working with its independent registered public accounting firm to determine whether it will be necessary to restate its financial results. Based on the review to date, the Company anticipates reporting a reduction in its fourth quarter 2004 net earnings of $3.0 million to $4.5 million, or approximately $0.05 to $0.07 per diluted share.

Further, the Company expects that earnings for fiscal 2005 would be reduced by approximately $0.05 to $0.07 per diluted share, after taking into consideration the nature of the under-accrual of expenses that are anticipated to result in changes to previously announced financial results.

PETCO’s Chief Executive Officer, James M. Myers, said, “We have devoted significant resources to address and strengthen our processes and controls in our Distribution Operation. While it is very disappointing to identify control deficiencies in any part of our Company, it is worth emphasizing that, based on the initial results of our review, these errors have been limited to our Distribution Operation, and processes have been put in place to ensure these errors do not occur in the future.”

As part of its review, the Company continues to evaluate potential internal control deficiencies under the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002.

Previously Reported Results

On March 10, 2005, PETCO announced unaudited financial results for the fourth quarter and fiscal year 2004 ended January 29, 2005. The previously announced GAAP net earnings for the fourth quarter and fiscal year 2004 were $27.6 million, or $0.47 per diluted share, and $83.7 million, or $1.43 per diluted share, respectively.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates over 725 stores in 47 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $21 million in support of more than 2,500 non-profit grassroots animal welfare organizations around the nation.

Forward-looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the possibility that, in finalizing year-end processes, PETCO may determine that it had a significant deficiency or material weakness in internal controls over financial reporting for fiscal 2004, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These and other factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2004.